Exhibit h.(i).a

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This Amended and Restated Transfer Agency Agreement (this “Agreement”) is made as of the 1st day of November, 2017, by and among The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. (collectively, the “Funds”), each, a Maryland corporation having its principal office and place of business at 690 Lee Road, Wayne, PA 19087, and Hartford Administrative Services Company (“HASCO”), a Minnesota corporation and a wholly subsidiary of Hartford Funds Management Group, Inc., a Delaware corporation, each of which has its principal office and place of business at 690 Lee Road, Wayne, PA 19087. This Agreement is intended to take effect as if entered into among the Funds on behalf of each of their series (each a “Portfolio”) and classes of shares of common stock (“Shares”) issued by each Portfolio, severally, and HASCO, and the provisions of this Agreement shall be construed accordingly.

WHEREAS, the Funds, on behalf of each of their respective Portfolios, and HASCO are parties to (i) that certain Transfer Agency and Services Agreement, dated December 1, 2014, as amended from time to time, pursuant to which the Funds appointed HASCO as transfer agent, dividend disbursing agent and agent with respect to other services and (ii) that certain Transfer Agency Fee Waiver Agreement, dated May 11, 2017, as amended from time to time (collectively, the “Prior Agreements”);

WHEREAS, the parties wish to amend and restate the Prior Agreements into this Agreement in order to implement certain changes in the fee structure, incorporate certain expense limitation arrangements, and include other changes, as set forth herein;

WHEREAS, the Funds, on behalf of each of their respective Portfolios, wish to appoint HASCO as transfer agent, shareholder servicing agent, dividend disbursing agent and agent in connection with certain other activities that are not provided for under the Advisory Agreements or any other agreement between the Funds, their investment manager Hartford Funds Management Company, LLC, HASCO or any third-party service provider, and HASCO desires to accept such appointment; and

WHEREAS, HASCO desires to employ a sub-agent with respect to certain duties and activities as set forth in this Agreement, and the Funds, on behalf of each of their respective Portfolios, acknowledge and agree to the sub-agent structure as further described herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT AND DUTIES OF HASCO; APPOINTMENT OF SUB-AGENT

1.1	Subject to the terms and conditions set forth in this Agreement, the Funds, on behalf of each of their respective Portfolios, hereby employ and appoint HASCO to act as, and HASCO agrees to act as, transfer agent, dividend disbursing agent and agent, in connection with accounts maintained on behalf of shareholders holding Shares of one or more of the Portfolios as set out in the Funds’ currently effective registration statements.

The Funds, on behalf of each of their respective Portfolios, hereby acknowledge and agree that HASCO may employ and appoint one or more affiliated or unaffiliated service providers (each, a “Sub-Agent” or collectively, the “Sub-Agents,” as the context requires) to perform or provide certain of the services described in Section 1.2 of this Agreement. In no event, however, will the appointment of one or more Sub-Agents affect the obligations of HASCO under this Agreement. To the extent any service is delegated to the Sub-Agent, HASCO shall remain responsible to the Funds under this Agreement for the delivery of that service by the Sub-Agent, and for oversight of Sub-Agent in the performance of the service. HASCO has initially designated the entities listed on Schedule A as Sub-Agents; however, HASCO may designate different or additional Sub-Agents from time to time at its sole discretion. In such circumstances, HASCO shall provide notice to the Boards of Directors of the Funds (collectively, the “Board”) and amend Schedule A and Schedule B to the extent necessary. In addition, HASCO shall provide to the Board such information regarding any Sub-Agent and the services the Sub-Agent provides as may be reasonably requested by the Board.

1.2	HASCO agrees that it will perform the following services:

(a)	In accordance with procedures as may be established from time to time by agreement between the parties, HASCO shall:

(i)	Establish each Shareholder account in the Funds on the HASCO’s recordkeeping system and maintain such account for the benefit of such Shareholder;

(ii)	Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the bank designated as the custodian of the Funds responsible for the custody of Portfolios’ assets (the “Custodian”);

(iii)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder accounts;

(iv)	Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(v)	In respect to the transactions in items (i), (ii), (iii) and (iv) above, HASCO is authorized to accept purchase orders and redemption requests from broker-dealers authorized by the Funds and from investors;

(vi)	At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the manner requested such monies to the redeeming Shareholders;

(vii)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(viii)	Prepare and transmit payments for dividends and distributions declared by the Funds on behalf of each Portfolio; and effect (as requested by Shareholders) the reinvestment thereof;

(ix)	Maintain Shareholder account records and advise the Funds and their Shareholders as to the foregoing;

(x)	Record the issuance of Shares of the Funds and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares that are authorized, issued and outstanding. HASCO shall also provide the Funds on a regular basis with the total number of Shares that are authorized, issued and outstanding and shall have no obligation, when recording the issuance of Shares, to be responsible for any laws relating to the issue or sale of such Shares, which function shall be the sole responsibility of the Funds;

(xi)	Upon instruction from the principal underwriter of the Funds, deduct applicable front end sales charges from purchase payments and applicable deferred sales charges from redemption payments and remit them to the appropriate party;

(xii)	Upon instruction from the principal underwriter of the Funds, deduct applicable 12b-1 fees from the Funds pursuant to any 12b-1 Plan approved by the Board and remit them on behalf of the principal underwriter and the Funds to the appropriate party;

(xiii)	Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost;

(xiv)	Attempt to resolve not-in-good-order transaction requests received from shareholders and /or intermediaries via call-outs or correspondence;

(xv)	Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers;

(xvi)	Process and respond to all Shareholder ad hoc correspondence and complaints (via email and post); and

(xvii)	Maintain and operate a contact center for intake and processing of Shareholder and financial advisor inquiries, orders and requests and resolve problems.

(b)	In addition to the services set forth in paragraph (a), HASCO shall (i) perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or other similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports, prospectuses, and (upon request) statements of additional information to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts (as are required by law), preparing and mailing activity statements for Shareholders, and providing Shareholder account information, and (ii) provide a system which will enable the Funds to monitor the total shares sold in each state.

(c)	The appropriate officers of the Funds shall (i) identify to HASCO in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of HASCO under this Agreement for the Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Funds and the reporting of such transactions to the Funds or the Fund’s designated blue sky reporting agent, as provided above.

(d)	HASCO may, in its discretion and without further consent on the part of the Funds, designate a financial intermediary, such as a broker-dealer or third party administrator (each, a “Financial Intermediary” or collectively, the “Financial Intermediaries,” as the context requires), to provide sub-transfer agency, sub-accounting, recordkeeping services and/or other shareholder services, as the case may be (collectively, “Financial Intermediary Services”) to accounts of shareholders who beneficially own Shares that are held by the Financial Intermediary for the benefit of such shareholders who are clients or customers of the Financial Intermediary, provided that HASCO shall be as fully responsible to the Funds for the acts and omissions of any Financial Intermediary to the same extent as HASCO would be for its own acts and omissions. For the avoidance of doubt, the term Sub-Agents shall not include Financial Intermediaries.

(e)	HASCO shall provide additional services on behalf of the Funds (e.g., escheatment services) which may be agreed upon in writing between the Funds and HASCO.

(f)	HASCO shall provide all services necessary to monitor shareholder activity in the Funds in order to detect and prevent market timing and excessive trading in shares of the Funds as described in the Policies and Procedures Relating to Market Timing and Excessive Trading in Shares of the Funds, as such may be amended by the Board from time to time.

(g)	HASCO will ensure Financial Intermediaries appointed or contracted by HASCO to perform Financial Intermediary Services shall agree (i) to provide HASCO with information regarding trading in Fund Shares by participant accounts sufficient to enable HASCO to enforce the market timing policy set forth in the Funds' prospectus; and (ii) to the extent required by Rule 22c-2 under the Investment Company Act of 1940, to execute HASCO's instructions to restrict or prohibit further purchases or exchanges of Fund shares by a specific participant who has violated the Funds' policy.

(h)	HASCO hereby acknowledges receipt of a copy of the Funds’ anti-money laundering (“AML”) compliance program, and HASCO agrees to implement the requirements of the AML compliance program with respect to purchases of the Funds' shares. In accordance with mutually-agreed procedures, HASCO shall use its best efforts in carrying out such agreed functions consistent with the requirements of the Funds' AML program. The Funds acknowledge that their Shareholders are customers of the Funds and not customers of HASCO and the Funds retain legal responsibility under the USA PATRIOT Act for AML compliance with respect to transactions in their Shares. HASCO agrees to cooperate with any request from examiners of United States Government agencies having jurisdiction over the Funds for information and records relating to the Funds' AML program and consents to inspection by such examiners for this purpose.

(i)	As defined under Regulation S-P adopted by the Securities and Exchange Commission, the term “Nonpublic Personal Information” includes (1) all personally identifiable financial information; (2) any list, description, or other grouping of consumers (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available information; and (3) any information derived therefrom. HASCO must not use or disclose Nonpublic Personal Information for any purpose other than to carry out the purpose for which Nonpublic Personal Information was provided to HASCO as set forth in this Agreement, and agrees to cause its employees, agents, representatives, or any other party to whom HASCO may provide access to or disclose Nonpublic Personal Information to limit the use and disclosure of Nonpublic Personal Information to that purpose. HASCO agrees to implement appropriate measures designed to ensure the security and confidentiality of Nonpublic Personal Information, to protect such information against any anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to, or use of, Nonpublic Personal Information that could result in substantial harm or inconvenience to any customer of the Funds. HASCO further agrees to cause all its agents, representatives, subcontractors, or any other party to whom HASCO may provide access to, or disclose, Nonpublic Personal Information to implement appropriate measures designed to meet the objectives set forth in this paragraph.

(j)	With respect only to the provisions of this Section, HASCO agrees to indemnify and hold harmless the Funds and any of the Funds’ directors or officers (“Indemnified Persons”), against losses, claims, damages, expenses, or liabilities to which the Funds, or any Indemnified Persons, may become subject as the result of (1) a material breach of the provisions of this section of the Agreement or (2) any acts or omissions of HASCO, or of any of HASCO’s officers, directors, employees, representatives, subcontractors or agents that are not in accordance with this Agreement, including, but not limited to, any violation of any federal statute or regulation. Notwithstanding the foregoing, Indemnified Person shall be entitled to indemnification pursuant to this Section if such loss, claim, damage, expense, or liability is due to the willful misfeasance, bad faith, gross negligence, or reckless disregard of duty by the Indemnified Person seeking indemnification.

(k)	HASCO and its affiliates shall develop and implement procedures for the appointment and oversight of Financial Intermediaries to perform Financial Intermediary Services and shall periodically, but no less than annually, report to the Board regarding HASCO’s oversight of, and payments to, Financial Intermediaries.

(l)	HASCO will arrange for the provision of standard documentation for certain retirement accounts for Shareholders (such as individual retirement accounts or IRAs, SIMPLE IRAs, SEP IRAs, and Roth IRAs), 403(b) and Coverdell Education Savings Accounts), as well as provide or arrange for the provision of various custodial and administrative services.

2.	COMPENSATION (FEES) AND EXPENSES; FEE AND EXPENSE WAIVER

2.1	In consideration for HASCO’s performance of the services pursuant to this Agreement, including oversight of the Sub-Agents and Financial Intermediaries, the Funds agree on behalf of each of their respective Portfolios to pay HASCO a fee (the “TA Fee”) according to the rates and methodology as set forth on a fee schedule attached hereto as Schedule B, which is incorporated herein as if fully set forth in this Agreement, and which the parties may amend from time to time by mutual written agreement.

2.2	In addition to the TA Fee paid under Section 2.1 above, the Funds agree on behalf of each of their respective Portfolios to reimburse HASCO for its or the Sub-Agent’s reasonable out-of-pocket expenses and disbursements specifically incurred by HASCO or the Sub-Agents, as the case may be, directly related to the services provided hereunder (“TA Direct Expenses”), as set forth on Schedule B. In addition, reimbursable TA Direct Expenses include any other expenses incurred by HASCO or the Sub-Agents at the request of, or with the consent of, the Funds.

2.3	HASCO shall prepare and deliver a monthly invoice no later than the 25th calendar day of each month or, if the 25th calendar day is not a business day, on the next business day thereafter, for the payment of the TA Fee and the reimbursement of all TA Direct Expenses, properly due and payable for the preceding calendar month. Each such invoice shall show the calculation used to determine the TA Fee under Section 2.1 and itemize any TA Direct Expenses eligible to be reimbursed pursuant to Section 2.2 in such detail as the Funds have advised HASCO in advance that the Funds reasonably require and to include such additional and available documentation supporting such reimbursements as the Funds may reasonably require.

2.4	The Funds agree on behalf of each of their respective Portfolios to pay the TA Fee under Section 2.1 and reimbursable TA Direct Expenses under Section 2.2 within fifteen calendar days following the receipt of the respective invoice. The Funds shall be responsible for the payment of all taxes, including any sales or use taxes and taxes on the original issuance of shares, due and payable in connection with HASCO’s performance under this Agreement; provided, however, HASCO shall be responsible for any taxes based on HASCO’s taxable income.

2.5	Notwithstanding anything to contrary under this Section 2 of this Agreement, HASCO unconditionally agrees to waive and/or reimburse a portion of the TA

Fee or TA Direct Expenses otherwise properly payable under this Agreement to the extent necessary to ensure that the total of the amount of the TA Fee and TA Direct Expenses do not exceed the amount set forth on Schedule C and for the period of time set forth on Schedule C, which is attached hereto and incorporated by reference herein as if fully set forth in this Agreement, and which the parties may amend from time to time by mutual written agreement; provided, however, that any such amendment shall require the prior approval by the Board. The amount of the TA Fee or TA Direct Expenses that HASCO has waived or reimbursed under this Section 2.6 shall not be subject to any recoupment by HASCO.

2.6	Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder Participant Accounts shall be advanced to HASCO (on its own behalf or on behalf of a Sub-Agent) by the Funds at least seven (7) days prior to the mailing date of such materials.

3.	REPRESENTATIONS AND WARRANTIES OF HASCO

HASCO represents and warrants to the Funds that:

3.1	It is a corporation duly organized and existing and in good standing under the laws of Minnesota.

3.2	It is duly qualified to carry on its business in the Commonwealth of Pennsylvania (the location of its principal offices), and is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended.

3.3	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

3.4	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.6	It has and will continue to have necessary procedures and policies in place reasonably designed to comply with Rule 38a -1 of the Investment Company Act of 1940, as amended.

4.	REPRESENTATIONS AND WARRANTIES OF THE FUNDS

Each Fund represents and warrants to HASCO that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

4.2	It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

4.3	All corporate proceedings required by such Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4	It is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended.

4.5	A registration statement under the Securities Act of 1933, as amended, is currently effective, and will remain in effect, for each Portfolio and class of Shares, and appropriate securities law filings have been made and will continue to be made with the SEC with respect to its Portfolios. Each Fund shall notify HASCO when such registration statement shall have been amended to include additional Portfolios and shall notify HASCO if such registration statement or any state securities registration or qualification has been terminated or a stop order has been entered with respect to the Shares.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1	The Funds acknowledge that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Funds by HASCO as part of their ability to access certain Fund and shareholder-related data maintained by HASCO or a Sub-Agent in data bases under the control and ownership of HASCO or the Sub-Agent constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to HASCO, the Sub-Agent or other third party. For the avoidance of doubt, Proprietary Information does not include Nonpublic Personal Information. The Funds agree to treat all Proprietary Information as proprietary to HASCO or the Sub-Agent and further agree that they shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Funds agree for themselves and their employees and agents:

(a)	to access HASCO’s or the Sub-Agent’s databases solely from locations as may be designated in writing by HASCO and solely in accordance with HASCO’s or the Sub-Agent’s applicable user documentation;

(b)	to refrain from copying or duplicating in any way the Proprietary Information;

(c)	to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with HASCO’s instructions;

(d)	to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of HASCO;

(e)	that the Funds shall have access only to those authorized transactions agreed upon by the parties; and

(f)	to honor all reasonable written requests made by HASCO to protect at HASCO’ expense the rights of HASCO or the Sub-Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any termination of this Agreement.

5.3	If the Funds notify HASCO that any of the data services do not operate in material compliance with the most recently issued user documentation for such services, HASCO shall endeavor in a timely manner to correct such failure. Organizations from which HASCO may obtain certain data included in the data services provided by or on behalf of HASCO are solely responsible for the contents of such data and the Funds agree to make no claim against HASCO arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. SUCH DATA SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. HASCO EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.	INDEMNIFICATION

6.1	HASCO shall not be responsible for, and each Fund shall, on behalf of the applicable Portfolio, severally and not jointly, indemnify and hold HASCO harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

(a)	All actions of HASCO or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)	Lack of good faith, negligence or willful misconduct on the part of the Funds or the breach of any representation or warranty of the Funds hereunder;

(c)	The reliance on or use by HASCO or its agents or subcontractors of information, records, documents or services which (i) are received by HASCO or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Funds or any other person or firm on behalf of the Funds;

(d)	The reliance on, or the carrying out by HASCO or its agents or subcontractors of any instructions or requests of the Funds on behalf of the applicable Portfolio; or

(e)	The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, unless such violation is the result of HASCO's or HASCO’s affiliate’s negligent or willful failure to comply with the provisions of Section 1.2 of this Agreement.

6.2	At any time HASCO may apply to any officer of the Funds for instructions, and may consult with legal counsel to the Funds with respect to any matter arising in connection with the services to be performed by HASCO under this Agreement, and HASCO and any Sub-Agent shall not be liable and shall be indemnified by the Funds on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. HASCO and the Sub-Agents shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Funds, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided HASCO and the Sub-Agents by machine readable input, telex, CRT data entry or other similar means authorized by the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Funds. HASCO and the Sub-Agents shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual of facsimile signatures of the officer or officers of the Funds, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar. For the avoidance of doubt, the provisions of this Section 6.2 shall not extend to Financial Intermediaries.

6.3	The Funds shall not be responsible for, and HASCO shall indemnify and hold the Funds harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to failure by HASCO to comply with the terms of this Agreement due to HASCO’s negligence or willful misconduct or the breach of any representation or warranty of HASCO hereunder.

6.4	In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Notwithstanding the above, HASCO shall not be excused from liability in the event any telecommunications, power or equipment (of HASCO, its agents or subcontractors) failures could have been avoided or minimized by such parties having maintained adequate industry standard backup systems or plan and a disaster recovery plan.

6.5	In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Funds may be required to indemnify HASCO, HASCO shall promptly notify the Funds of such assertion, and shall keep the Funds advised with respect to all developments concerning such claim. The Funds shall have the option to participate with HASCO in the defense of such claim or to defend against said claim in its own name or in the name of HASCO. HASCO shall in no case confess any claim or make any compromise in any case in which the Funds may be required to indemnify HASCO except with the Funds’ prior written consent. For clarity, to the extent any obligation to provide indemnity under this Section 6 arises in respect of a Portfolio or Portfolios, the obligation so to indemnify shall be the obligation only of such Portfolio or Portfolios, and of no other Portfolio.

7.	STANDARD OF CARE

HASCO shall at all times act in good faith, and agrees to use due care and its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, the Sub-Agents, or Financial Intermediaries.

8.	COVENANTS OF THE FUNDS AND HASCO

8.1	The Funds shall on behalf of each of their respective Portfolios promptly furnish to HASCO the following:

(a)	A certified copy of the resolution of the Board authorizing the appointment of HASCO and the execution and delivery of this Agreement.

(b)	A copy of the Articles of Incorporation and By-Laws of the Funds and all amendments thereto.

8.2	HASCO shall keep, or cause one or more Sub-Agents to keep, records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, HASCO agrees that all such records prepared or maintained by HASCO or the Sub-Agent relating to the services to be performed by HASCO or the Sub-Agent hereunder are the property of the Funds and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Funds on and in accordance with its request. Records surrendered hereunder shall be in machine readable form, except to the extent that HASCO or the Sub-Agent has maintained such a record only in paper form.

8.3	HASCO and the Funds agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

8.4	In case of any requests or demands for the inspection of the Shareholder records of the Funds, HASCO will notify the Funds and endeavor to secure instructions from an authorized officer of the Funds as to such inspection. HASCO reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.	TERMINATION OF AGREEMENT

9.1	This Agreement may be terminated by either party upon ninety (90) days written notice to the other.

9.2	Should the Funds exercise their right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Funds on behalf of the applicable Portfolio(s). Additionally, HASCO reserves the right to charge for any other reasonable expenses associated with such termination.

10.	ADDITIONAL FUNDS

In the event that one or more of the Funds establishes one or more additional series or classes of Shares to which it desires to have HASCO render services as transfer agent under the terms hereof, it shall so notify HASCO in writing, and if HASCO agrees in writing to provide such services, such series or classes of Shares shall be included under this Agreement.

11.	ASSIGNMENT

11.1	Except as otherwise provided in Section 1 of this Agreement, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties.

11.2	This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.	AMENDMENT

This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board.

13.	NEW YORK LAW TO APPLY

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

14.	CONSEQUENTIAL DAMAGES

No party to this Agreement shall be liable to another party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

15.	TERMINATION OF PRIOR AGREEMENTS; MERGER OF AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and supersedes the Prior Agreements and any other prior agreement between the parties with respect to the subject matter hereof whether oral or written. Upon the execution of this Agreement, the parties agree that the Prior Agreements shall automatically terminate without the requirement of any party to provide written notice to the other parties of such termination other than execution of this Agreement, and at that time the Prior Agreements shall be considered null and void.

16.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

The Hartford MUTUAL FundS, Inc.
Severally, on behalf of their respective Series of
Shares,

BY:	/s/ Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

The Hartford MUTUAL FundS II, Inc.
Severally, on behalf of their respective Series of
Shares,

BY:	/s/ Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

HARTFORD ADMINISTRATIVE SERVICES COMPANY

BY:	/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Chief Financial Officer

SCHEDULE A

DESIGNATED SUB-AGENTS

HASCO has appointed the following entities as Sub-Agents:

•	Boston Financial Data Services

•	DST Systems, Inc.

•	Broadridge Financial Solutions, Inc., as the successor to, or parent company of, the North American Customer Communications business line of DST Systems, Inc., including DST Output, LLC

SCHEDULE B

TA FEE SCHEDULE

This Schedule B, as may be amended from time to time, is incorporated into that certain Amended and Restated Transfer Agency and Service Agreement, dated November 1, 2017, by and between the Funds and HASCO (as defined in the Agreement). Capitalized terms used but not defined on this Schedule B have the meanings given to such terms in the Agreement.

Reference is made to that certain Sub-Transfer Agency and Service Agreement (the “BFDS Agreement”), dated December 1, 2014, by and between HASCO and Boston Financial Data Services, Inc. (“BFDS”). Reference is further made to Schedule G to the BFDS Agreement, which sets forth the fees and expenses payable by HASCO to BFDS for the services provided under the BFDS Agreement, and which is incorporated herein as if fully set forth on this Schedule B (the “BFDS Fees and Expenses”)

Reference is made to that certain License Agreement (the “DST Agreement”), dated February 23, 2015, by and between HASCO and DST Systems, Inc. (“DST”). Reference is further made to Exhibit B to the DST Agreement, which sets forth the fees and expenses payable by HASCO to DST for the services provided under the DST Agreement, and which is incorporated herein as if fully set forth on this Schedule B (the “DST Fees and Expenses”).

Reference is made to that certain Output Services Agreement (the “DSTO Agreement”) by and between DST Output SRI, Inc. (“DSTO”) (currently, DSTO LLC, a sbsidary of Broadridge) and Hartford Life and Annuity Insurance Company, dated September 15, 2003, as amended from time to time, which sets forth the fees and expenses payable by HASCO to DSTO for the services provided under the DSTO Agreement, and which is incorporated herein as if fully set forth on this Schedule B (the “DSTO Fees and Expenses”).

Reference is made to each applicable agreement with a Financial Intermediary providing Financial Intermediary Services on behalf of the Funds. Payments made by HASCO (or its affiliates) to the Financial Intermediaries are referred to as “Sub-TA Payments.”

Exclusions from Sub-TA Payments. Notwithstanding anything to the contrary under the Agreement, for purposes of this Schedule B, the term Sub-TA Payments with respect to any Financial Intermediary shall exclude the portion of such payments that are: (i) more than $18 per account where the Financial Intermediary invoices HASCO based on the number of accounts for which the Financial Intermediary provides Financial Intermediary Services; and (ii) more than 0.10% (10 basis points) per annum of the average daily net asset value of the Shares held by the Financial Intermediary, where the Financial Intermediary invoices HASCO based on a percentage of assets held by the Financial Intermediary for providing Financial Intermediary Services. For the avoidance of doubt, Financial Intermediary Services expressly exclude distribution-related services and Sub-TA Payments expressly exclude any payments that directly or indirectly finance distribution-related services or activities.

Allocated Expenses. Reference is made to the Transfer Agency Expense Methodology (the “Methodology”) as prepared by HASCO, presented to the Board and reviewed by Thomas H.

SCHEDULE B

Mack & Co., Inc., or any successor to such consultant as may be appointed or engaged by the members of the Board who are not “Interested Persons” of the Funds, as that term is defined under the Investment Company Act of 1940 (the “Consultant”). Expenses allocated to HASCO by its parent company, Hartford Funds Management Group, Inc., pursuant to the Methodology, are referred to as the “Allocated Expenses.” For the avoidance of doubt, Allocated Expenses include only those expenses the allocation of which is consistent with the Methodology most recently presented to and reviewed by (i) the Board or (ii) at the direction of the Board, the Consultant.

Other Revenue. Reference is made to: (i) fees received by HASCO payable by each individual retirement account; and (ii) that portion of the Administration Fee1 that is paid by the Funds to HASCO and which is retained by HASCO (and not paid to plan administrators or recordkeepers) (“Other TA Revenue”). The Funds pay HASCO the Administration Fee under a separate arrangement and HASCO shall separately invoice the Funds for payment of Administration Fee.

Total Net TA Fee Payable by the Funds. The Gross TA Fee (as defined below) minus the amount of the TA Fee Waiver Amount (as defined on Schedule C) equals the “Net TA Fee.”

The Net TA Fee payable by the Funds to HASCO shall equal:

(A) The sum of: (i) BFDS Fees and Expenses; (ii) DST Fees and Expenses; (iii) DSTO Fees and Expenses; (iv) Sub-TA Payments; and (v) Allocated Expenses; minus (v) the amount of Other TA Revenue (the “Base Rate”); plus

(B) a margin of 10% (ten percent) of the Base Rate (the “Gross TA Fee”); minus

(C) The TA Fee Waiver Amount (as defined on Schedule C).

Invoice. In accordance with the terms of this Agreement, HASCO (or its Sub-Agent) shall prepare and deliver to the Funds an invoice detailing the calculations of the Base Rate, Gross TA Fee, and Net TA Fee.

Excluded Expenses. For purposes of this Agreement and this Schedule B, expenses related to postage, solicitation, tabulation and printing expenses in connection with proxy solicitations, shall be excluded for purposes of calculating any fee payable by the Funds, unless otherwise agreed to by the Funds and HASCO.

Direct Account Fee. As approved by the Board, HASCO also charges an annual $30 per account fee, which is paid by each shareholder who maintains an account directly with HASCO and not through a Financial Intermediary (the “Direct Account Fee”). For the avoidance of doubt, the Direct Account Fee is excluded from the calculation of the Base Rate, Gross TA Fee and Net TA

[1]	The Administration Fee is a share class level expense borne by Class R3, R4, and R5 the revenue from which HASCO uses to pay employee benefit plan recordkeepers and third party administrators selecting these share classes. From time to time, but unrelated to any discretionary decision made by HASCO, the amount of the Administration Fee that the Funds pay HASCO may exceed the amount of payments made by HASCO to such recordkeepers and third party administrators.

SCHEDULE B

Fee. HASCO shall be responsible for providing information to BFDS (or any successor Sub-Agent) in sufficient detail to facilitate the payment of the Direct Account Fee to HASCO.

SCHEDULE C

Transfer Agency Fee and Expense Limitations by Share Class

This Schedule C, as may be amended from time to time, is incorporated into that certain Amended and Restated Transfer Agency and Service Agreement, dated November 1, 2017, by and between the Funds and HASCO (as defined in the Agreement). Capitalized terms used but not defined on this Schedule C have the meanings given to such terms in the Agreement.

Pursuant to Section 2.5 of the Agreement, HASCO unconditionally agrees to waive and/or reimburse a portion of the Gross TA Fee (as defined on Schedule B) to the extent necessary to ensure that the total of the amount of the Net TA Fee (as defined on Schedule B) for each class of Shares does not exceed the amounts set forth below (the “TA Fee Waiver Agreement”):

Share Class	Percentage of Average Daily Net Assets
Class A:	0.250% (25 bps)
Class C:	0.250% (25 bps)
Class I:	0.200% (20 bps)
Class Y:	0.060% (6 bps)
Class F:	0.004% (0.4 bps)
Class SDR:	0.004% (0.4 bps)
Class T:	0.250% (25 bps)
Class R3:	0.020% (2 bps)
Class R4:	0.020% (2 bps)
Class R5:	0.020% (2 bps)
Class R6:	0.004% (0.4 bps)

The amount of the Gross TA Fee waiver or reimbursed by HASCO pursuant to the TA Fee Waiver Agreement is referred to as the “TA Fee Waiver Amount.”

Subject to the provisions set forth under the paragraph below with respect to Class F and Class R6, the initial term of the TA Fee Waiver Agreement shall be no less than November 1, 2017 through February 28, 2019 (the “Initial Term”). After the Initial Term, the TA Fee Waiver Agreement shall automatically renew on March 1, 2019 and on the First Day of March for each year thereafter for one-year periods (each, a “Subsequent Term”), unless HASCO provides written notice to the Board of HASCO’s termination of the TA Fee Waiver Agreement prior to the commencement of the Subsequent Term. The TA Fee Waiver Agreement may be amended or terminated during the Initial Term or during any Subsequent Term only with the prior approval of the Board.

With respect to Class F and Class R6 only, HASCO has agreed to waive its entire Gross TA Fee for the period November 1, 2017 through February 28, 2018, after which the Gross TA Fee for Class F and Class R6 shall be subject to the terms of the TA Waiver Agreement as set forth above.

In addition, HASCO and the Funds may agree to other contractual transfer agency expense limitation arrangements from time to time.